

                        As filed with the Securities and
                      Exchange Commission on April 27, 2007


                                                               File No. 811-2631

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-1A

           REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT [X]
                                     OF 1940


                                AMENDMENT No. 30


                          CHESTNUT STREET EXCHANGE FUND
             (Exact Name of the Registrant as Specified in Charter)


                              103 Bellevue Parkway
                           Wilmington, Delaware 19809
                    (Address of Principal Executive Offices)



                The Registrant's Telephone Number: (302) 791-1112



                                 Edward J. Roach
                              103 Bellevue Parkway
                           Wilmington, Delaware 19809
                     (Name and Address of Agent for Service)


                                    Copy to:

                             Michael P. Malloy, Esq.
                           Drinker Biddle & Reath LLP
                                One Logan Square
                             18th and Cherry Streets
                      Philadelphia, Pennsylvania 19103-6996

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                                TABLE OF CONTENTS


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                                                                            PAGE
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
PART A.  INFORMATION REQUIRED IN A PROSPECTUS
Item 1.  Front and Back Cover Pages......................................     1
Item 2.  Risk/Return Summary:  Investments, Risks and Performance........     1
Item 3.  Risk/Return Summary:  Fee Table.................................     1
Item 4.  Investment Objectives, Principal Investment Strategies, Related
            Risks and Disclosure of Portfolio Holdings...................     1
Item 5.  Management, Organization and Capital Structure..................     2
Item 6.  Shareholder Information.........................................     4
Item 7.  Distribution Arrangements.......................................     8
Item 8.  Financial Highlights Information................................     8

PART B.  INFORMATION REQUIRED IN A STATEMENT OF ADDITIONAL INFORMATION
Item 9.  Cover Page and Table of Contents................................     9
Item 10. Fund History....................................................     9
Item 11. Description of the Fund and its Investments and Risks...........    10
Item 12. Management of the Fund..........................................    14
Item 13. Control Persons and Principal Holders of Securities.............    21
Item 14. Investment Advisory and Other Services..........................    22
Item 15. Portfolio Managers..............................................    23
Item 16. Brokerage Allocation and Other Practices........................    28
Item 17. Capital Stock and Other Securities..............................    28
Item 18. Purchase, Redemption, and Pricing of Shares.....................    29
Item 19. Taxation of the Fund............................................    29
Item 20. Underwriters....................................................    30
Item 21. Calculation of Performance Data.................................    30
Item 22. Financial Statements............................................    30

PART C.  OTHER INFORMATION
Item 23. Exhibits........................................................    31
Item 24. Persons Controlled by or under Common Control with the Fund.....    32
Item 25. Indemnification.................................................    32
Item 26. Business and Other Connections of Investment Adviser............    33
Item 27. Principal Underwriters..........................................    33
Item 28. Location of Accounts and Records................................    33
Item 29. Management Services.............................................    33
Item 30. Undertakings....................................................    34

                  PART A. INFORMATION REQUIRED IN A PROSPECTUS

Item 1. Front and Back Cover Pages.

     Inapplicable.

Item 2. Risk/Return Summary: Investments, Risks and Performance.

     Inapplicable.

Item 3. Risk/Return Summary: Fee Table.

     Inapplicable.


Item 4. Investment Objectives, Principal Investment Strategies, Related Risks and Disclosure of Portfolio Holdings.



     (a) The Fund's investment objectives are to seek long-term growth of capital and, secondarily, current income. The investment objectives stated above may be changed by the Board of Managing General Partners without the approval of a majority of the Fund's outstanding voting securities.


     (b) The Fund seeks to achieve its investment objectives by investing in a diversified portfolio of common stocks and securities convertible into common stocks of companies with large market capitalizations. The Fund may also invest in other types of securities for temporary or defensive purposes, including preferred stocks, investment grade bonds and money market obligations such as U.S. Government securities, certificates of deposit and commercial paper. To the extent that the Fund is in a temporary or defensive position, it may not be able to meet its investment objectives. Generally, because many of the Fund's portfolio securities have significant capital appreciation, the Fund does not sell its portfolio securities; however, sales of portfolio securities may be effected when the investment adviser believes a sale would be in the best interests of the Fund's partners even though capital gains will be realized. Portfolio securities are also disposed of in connection with the redemption of shares in the Fund.

          Up to 10% of the value of the Fund's total assets may be invested in securities which are subject to legal or contractual restrictions on resale and which the Fund reasonably believes will be saleable after a two-year holding period pursuant to Rule 144 under the Securities Act of 1933, as amended.

          The Fund may write exchange-traded covered call options on portfolio securities up to 25% of the value of its assets and may lend portfolio securities. The Fund will not sell securities covered by outstanding options and will endeavor to liquidate its position as an option writer in a closing purchase transaction rather than deliver portfolio securities upon exercise of the option.

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     (c)  Limited Partners generally are not personally liable for liabilities of the Fund. However, if the Fund were unable to pay its liabilities, recipients of distributions from the Fund could be liable to creditors of the Fund to the extent of such distributions, plus interest.


          A Limited Partner has no right to take any part in the control of the Partnership business, and the exercise of such control would subject a Limited Partner to the personal liability of a General Partner for obligations of the Fund. It is possible that the existence or exercise by the Limited Partners of the voting rights provided in the Partnership Agreement might subject the Limited Partners to liability as General Partners under the laws of California and other states. In the event that a Limited Partner should be found to be liable as a General Partner, then, to the extent the assets and insurance of the Fund and of the General Partners were insufficient to reimburse a Limited Partner, he would be required to personally satisfy claims of creditors against the Fund.


          The net asset value of the Fund's shares on redemption or repurchase may be more or less than the purchase price of the shares depending upon the market value of the Fund's portfolio securities at the time of redemption or repurchase.

     (d) A description of the Fund's policies and procedures with respect to the disclosure of the Fund's portfolio securities is available in the Fund's Statement of Additional Information.

Item 5. Management, Organization and Capital Structure.


     (a)(1) Pursuant to an Investment Advisory Agreement dated September 29, 2006 (the "Advisory Agreement"), the Fund's investment adviser is BlackRock Capital Management, Inc. ("BCM" or the "Adviser"), located at 100 Bellevue Parkway, Wilmington, Delaware 19809. BCM is an affiliate of the Fund's previous co-investment advisers, BlackRock Financial Management, Inc. ("BFM") and BlackRock Institutional Management Corporation ("BIMC"), and a wholly-owned subsidiary of BlackRock, Inc. ("BlackRock"). BlackRock's publicly traded affiliates include The PNC Financial Services Group, Inc., Merrill Lynch & Co., Inc. ("Merrill Lynch") and Anthracite, Inc. Prior to September 29, 2006, the investment advisers to the Fund were BFM and BIMC pursuant to an investment advisory agreement dated January 1, 1998 ("Prior Advisory Agreement"). A discussion regarding the basis for the Managing General Partners approving the Advisory Agreement is available in the Fund's annual report to shareholders, dated December 31, 2006.



            Subject to the supervision of the Fund's Managing General Partners, BCM manages the Fund's portfolio and is responsible for, makes decisions with respect to, and places orders for, all purchases and sales of the Fund's portfolio securities. BCM is also required to compute the Fund's net asset value and net income.



            The Advisory Agreement also provides that, subject to the supervision of the Fund's Managing General Partners, BCM will provide a continuous investment program for the Fund's portfolio, including investment research and management with respect to all securities and investments and cash and cash equivalents in the portfolio. BCM will determine from time to time what securities and other investments will be purchased, retained or sold by the Fund, and what portion of its assets will be invested or held uninvested in cash or cash equivalents. Further, it is the responsibility of BCM to: (1) place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer; (2) conform with all applicable laws, rules and regulations;
            (3) not invest its assets or the assets of any accounts advised by it in shares of the Fund, make loans for the purpose of purchasing or carrying shares, or make loans to the Fund; and (4) compute the net asset value and the net income of the Fund on each business day as described in the Fund's Prospectus or as more frequently requested by the Fund.



            For the services provided by BCM, and the expenses assumed by it under the Advisory Agreement, the Fund has agreed to pay a fee, computed daily and payable monthly, based on the Fund's average net assets. The Advisory Agreement provides for the same fees as in the Prior Advisory Agreement. For the fiscal year ended December 31, 2006, the Fund paid an investment advisory fee aggregating 0.34% of its average daily net assets.



     (a)(2) The Fund management team at BCM is led by R. Andrew Damm, CFA, Managing Director, Jeffrey R. Lindsey, CFA, Managing Director and Edward P. Dowd, Managing Director.



            Mr. Damm is primarily responsible for the oversight of the risk management of domestic and international equity portfolios. He heads a team that utilizes quantitative techniques to model all of BCM's equity portfolios to ensure that they are managed consistently with their mandates. He works with BCM's portfolio managers to communicate portfolio risk forecasts and to analyze historical performance. He is also a member of BlackRock's Portfolio Risk Management Group, the Asset Allocation Committee and the Equity Investment Strategy Group.



            Prior to taking on his current responsibilities, Mr. Damm was an equity product strategist and the lead portfolio manager for BCM's large cap growth and core equity portfolios where he led a team of analysts and portfolio managers that managed institutional and mutual fund portfolios. He joined the PNC Asset Management Group in 1995 as a senior investment strategist, and was previously a portfolio manager within PNC's Investment Management and Trust Division.

            Mr. Lindsey and Mr. Dowd joined BCM following the merger with State Street Research & Management ("SSRM") in 2005. Prior to joining BCM, Mr. Lindsey, a co-portfolio manager of the SSR Legacy Fund since 2002, was a Managing Director and the Chief Investment Officer-Growth beginning in 2003, and was responsible for overseeing all of SSRM's growth and core products. He was employed by SSRM beginning in 2002. During the past five years, he has also served as a Managing Director, Director of Concentrated Growth Products and Senior Vice President at Putnam Investments.



            Prior to joining BCM, Mr. Dowd was a Vice President at SSRM. He was employed by SSRM beginning in 2002 and was a co-portfolio manager of the SSR Legacy Fund. During the past five years, he also served as a Senior Vice President and Technology Sector Leader for Independence Investment LLC and as an equity research associate at Donaldson, Lufkin & Jenrette.


            Part B, the Statement of Additional Information, provides additional information about the portfolio managers' compensation, other accounts managed by the portfolio managers and the portfolio managers' ownership of securities in the Fund.

     (a)(3) Inapplicable.

     (b)  Inapplicable.

Item 6. Shareholder Information.


     (a) Pricing of Fund Shares. The net asset value per share is determined by BCM as of the close of business of the New York Stock Exchange on each day it is open, usually 4 p.m. Eastern Time. The net asset value per share is computed by taking the total value of all assets of the Fund less its liabilities and dividing by the number of Fund shares outstanding. Securities for which market quotations are readily available are valued at their current market value in the principal market in which such securities are normally traded. These values are normally determined by (i) the last sales price, if the principal market is on the New York Stock Exchange or other securities exchange (or the closing bid price, if there has been no sales on such exchange on that day), or (ii) the most recent bid price, if the principal market is other than an exchange. Securities and other assets for which market quotations are not readily available or are questionable are valued at their fair value as determined in good faith using methods approved by the Managing General Partners. With respect to call options written on portfolio securities, the amount of the premium received is treated as an asset and amortized over the life of the option, and the price of an option to purchase identical securities upon the same terms and conditions is treated as a liability marked to the market daily. The price of options are normally determined by the last sales price on the principal exchange on which such options are normally traded (or the closing asked price if there has been no sales on such exchange on that day).

          Under the Investment Company Act of 1940, as amended (the "1940 Act"), the Fund may suspend the right of redemption or postpone the date of payment upon redemption for any period during which the New York Stock Exchange is closed, other than customary weekend and holiday closings, or during which (as determined by the Securities and Exchange Commission (the "SEC") by rule or regulation) trading on said Exchange is restricted, or during which (as determined by the SEC by rule or regulation) an emergency exists as a result of which disposal or valuation of portfolio securities is not reasonably practicable, or for such other periods as the SEC may permit. (The Fund may also suspend or postpone the recordation of the transfer of its shares upon the occurrence of any of the foregoing conditions.)

     (b)  Inapplicable.

     (c) Redemption of Fund Shares. Shares may be redeemed at the option of the investor at any time without charge at their net asset value next computed after receipt by PFPC Inc. ("PFPC"), the Fund's transfer agent and dividend disbursing agent, of a written request for redemption setting forth the name of the Fund and the investor's account number. The request must be accompanied by certificates (if issued) or if certificates have not been issued, by stock powers. The certificate or stock powers must be endorsed by the record owner(s) exactly as the shares are registered and the signature(s) must be guaranteed by an "eligible guarantor institution" as defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended. The Fund reserves the right to require that additional documents be furnished in the case of redemptions by other than the registered owner of the shares.

          Except to the extent shares are redeemed for cash pursuant to the Systematic Withdrawal Plan, the Fund intends to distribute upon redemption securities from its portfolio in-kind, valued at the same value used for purposes of next determining the Fund's net asset value after the receipt of the request for redemption in proper form. The Fund may in its discretion pay part or all of redemption proceeds in cash. When received by the shareholder, the value of the securities from the portfolio may be greater or lesser than the value used in pricing the redemption.

          The proceeds of redemption will be paid as soon as possible but not later than seven days after the request for redemption is received with the required documentation. The Fund or the SEC may suspend the right of redemption or delay payment during any period when the New York Stock Exchange is closed (other than customary weekend and holiday closings); when trading on that exchange is restricted or an emergency exists which makes disposal or valuation of portfolio securities impracticable; or during such other period as the SEC may by order permit.

          Investors may, by notice in writing to the transfer agent, elect to participate in the Systematic Withdrawal Plan (the "Plan"). Participants in the Plan may elect to receive quarterly in cash as a partial redemption of their shares up to 3/4 of 1% of the net asset value of their shares as of the close of trading on the New York Stock Exchange on the last trading day of each calendar quarter. The Fund does not intend to impose a charge upon investors for participating in the Plan. Participants may withdraw from the Plan at any time by written notice to the transfer agent.

          The net asset value of the Fund's shares on redemption or repurchase may be more or less than the purchase price of the shares depending upon the market value of the Fund's portfolio securities at the time of redemption or repurchase.

     (d) Dividends and Distributions. Since January 1, 1998, the Fund has been deemed a corporation, rather than a partnership, for federal tax purposes. In connection with this change in its federal tax status, the Fund elected to be taxed as a regulated investment company (a "RIC"). To qualify as a RIC under the Internal Revenue Code of 1986, as amended (the "Code"), the Fund is required to meet certain income, diversification and distribution requirements. For example, to qualify as a RIC, the Fund must pay as dividends each year at least 90% of its investment company taxable income which includes, but is not limited to, taxable interest, dividends and short-term capital gains less expenses. The Fund intends to continue its historic policy of regular and quarterly dividends and to pay an additional dividend at year-end so that total distributions for each year equal 100% of its net investment company taxable income (before the deduction of such dividends). The Fund intends to retain all of its net long-term capital gains.

     (e) Frequent Purchases and Redemptions of Fund Shares. The Board of Managing General Partners has not adopted formal policies and procedures with respect to frequent purchases and redemptions of Fund shares by Fund shareholders due to the nature of the Fund and the nature of the procedures for redeeming the Fund's shares.

     (f) Tax Consequences. Under the publicly traded partnership rules of the Code, the Fund has been treated as a corporation for federal income tax purposes since January 1, 1998. However, the Fund has elected, and intends to continue to qualify as a RIC under the Code. The Code's RIC provisions provide pass-through treatment of taxable income similar to that provided under the Code's partnership rules. Therefore, to the extent that the Fund's earnings are distributed to its partners as required by the RIC provisions of the Code, the Fund itself will not be required to pay federal income tax.

          Distributions by the Fund as a RIC that are attributable to ordinary income and short-term capital gains of the Fund will generally be treated as ordinary income in determining a partner's gross income for tax purposes, whether the partner receives these distributions in cash or shares. The Fund intends to retain all of its net realized long-term capital gains and pay the tax on the gain at the required corporate rate. Each partner will be required to report his allocable portion of the Fund's gain, but each partner will also receive a tax credit for his allocable portion of the tax paid by the Fund. In addition, any retained capital gains, net of tax, will generally increase a partner's investment (and tax basis) in the Fund. The Fund will inform each partner as to the amount and nature of such income or gains. Formerly the Fund, when it was taxed as a partnership, distributed approximately 30% of its net long-term capital gains to provide its partners, who were taxable on all of such gains, with funds with which to pay the capital gains tax. The new policy is designed to achieve substantially the same result.



          Under the Code, the current maximum long-term capital gain tax rate applicable to individuals, estates, and trusts is 15%. Fund distributions to noncorporate partners attributable to dividends received by the Fund from U.S. and certain "qualified" foreign corporations will generally be taxed at the long-term capital gain rate, as long as certain other requirements are met. For these lower rates to apply, the noncorporate partners must have owned their Fund shares for at least 61 days during the 121-day period beginning 60 days before the Fund's ex-dividend date. The amount of the Fund's distributions that qualify for this favorable tax treatment may be reduced as a result of the Fund's securities lending activities, portfolio turnover rate or investments in debt securities or "non-qualified" foreign corporations.


          When a partner purchases shares just before a distribution, the purchase price will reflect the amount of the upcoming distribution, but the partner will be taxed on the entire amount of the distribution received, even though, as an economic matter, the distribution simply constitutes a return of capital. This is known as "buying into a dividend."


          Partners will generally recognize taxable gain or loss on a sale or redemption of their shares based on the difference between their tax basis in the shares and the amount received for them. (To aid in computing the tax basis in the shares, partners generally should retain their account statements for the period during which they have held shares.) Any loss realized on shares held for six months or less will be treated as a long-term capital loss to the extent of any capital gain dividends that were received on the shares. Additionally, any loss realized on a sale or redemption of shares of the Fund may be disallowed under "wash sale" rules to the extent the shares disposed of are replaced with other shares of the same Fund within a period of 61 days beginning 30 days before and ending 30 days after the shares are disposed of, such as pursuant to a dividend reinvestment in shares of a Fund. If disallowed, the loss will be reflected in an adjustment to the basis of the shares acquired.

          The one major exception to these tax principles is that distributions on, and sales, exchanges and redemptions of, shares held in an IRA (or other tax-qualified plan) will not be currently taxable.


          The above tax discussion relates only to partners who are U.S. citizens and residents. Each partner should consult with his tax adviser with specific references to his own tax situation.


     (g)  Inapplicable.

Item 7. Distribution Arrangements.

     Inapplicable.

Item 8. Financial Highlights Information.

     Inapplicable.

PART B. INFORMATION REQUIRED IN A STATEMENT OF ADDITIONAL INFORMATION

Item 9. Cover Page and Table of Contents.


     (a) This Statement of Additional Information for Chestnut Street Exchange Fund (the "Fund") is not a prospectus and should be read in conjunction with the Fund's Part A dated April 27, 2007. The financial statements and notes thereto included in the Fund's Annual Report are incorporated by reference into this Statement of Additional Information. Copies of the prospectus for the Fund dated April 27, 2007 and the Annual Report may be obtained, without charge by writing the Fund at 103 Bellevue Parkway, Wilmington, Delaware 19809 or by calling toll-free at (800) 852-4750. Capitalized terms used but not defined herein have the same meanings as in the Part A. The date of this Statement of Additional Information is April 27, 2007.



     (b)  Table of Contents                                             Page No.
          -----------------                                             --------
          Fund History...............................................       9
          Description of the Fund and its Investments
           and Risks.................................................      10
          Management of the Fund.....................................      14
          Control Persons and Principal Holders
             of Securities...........................................      21
          Investment Advisory and Other Services.....................      22
          Portfolio Managers.........................................      23
          Brokerage Allocation and Other Practices...................      28
          Capital Stock and Other Securities.........................      28
          Purchase, Redemption and Pricing of
            Shares...................................................      29
          Taxation of the Fund.......................................      29
          Underwriters...............................................      30
          Calculation of Performance Data............................      30
          Financial Statements.......................................      30


Item 10. Fund History.

          The Fund is a limited partnership organized as of March 23, 1976 under the Uniform Limited Partnership Act of California. In 1997, the Fund elected to be governed by the California Revised Limited Partnership Act as enacted by the State of California and hereafter amended, set forth presently at Sections 15661 and following, of the Corporations Code of the State of California.

Item 11. Description of the Fund and its Investments and Risks.

     (a) Classification. The Fund is a diversified open-end, management investment company.

     (b)  Inapplicable.

     (c)  Fund Policies.

          The Fund's fundamental policies which may not be changed without the approval of a majority of the Fund's outstanding voting securities are as follows:

          (1) The Fund will not issue any senior securities (as defined in the Investment Company Act of 1940, as amended (the "1940 Act")).

          (2) The Fund will not purchase securities on margin or sell any securities short. The Fund will not purchase or write puts, calls, straddles or spreads with respect to any security except that (i) the Fund may write call options on securities constituting not more than 25% of the value of its assets if the option is listed on a national securities exchange and, at all times while the option is outstanding, the Fund owns the securities against which the option is written or owns securities convertible into such securities, and (ii) the Fund may purchase call options in closing purchase transactions to liquidate its position as an option writer.

          (3) The Fund will not borrow money except from banks in amounts which in the aggregate do not exceed 10% of the value of its assets at the time of borrowing. This borrowing provision is not for purposes of leverage but is intended to facilitate the orderly sale of portfolio securities to accommodate abnormally heavy redemption requests, and to pay subscription fees due with respect to the exchange without having to sell portfolio securities. Securities may be purchased for the Fund's portfolio while borrowings are outstanding.

          (4) The Fund will not act as an underwriter (except as it may be deemed such in a sale of restricted securities owned by it).

          (5) It is not the policy of the Fund to concentrate its investments in any particular industry, but if it is deemed advisable in light of the Fund's investment objectives, up to 25% of the value of its assets may be invested in any one industry. The Fund will not be required to reduce holdings in a particular industry if, solely as a result of price changes, the value of such holdings exceeds 25% of the value of the Fund's total assets.

          (6) The Fund will not purchase or sell real estate or real estate mortgage loans.

          (7) The Fund will not purchase or sell commodities or commodity contracts.

          (8) The Fund will not make loans except by (i) the purchase of debt securities in accordance with its investment objectives and (ii) the loaning of securities against collateral consisting of cash or securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities, which is equal at all times to at least 100% of the value of the securities loaned. The Fund will lend portfolio securities only when its investment adviser believes that the net return to the Fund in consideration of the loan is reasonable, that any fee paid for placing the loan is reasonable and based solely upon services rendered, that the loan is consistent with the Fund's investment objectives, and that no affiliate of the Fund or of its investment adviser is involved in the lending transaction or is receiving any fees in connection therewith. The Fund will not have the right to vote securities loaned, but will have the right to terminate such a loan at any time and receive back equivalent securities and to receive amounts equivalent to all dividends and interest paid on the securities loaned.

          (9)  The Fund will not:


               (A) Mortgage, pledge or hypothecate its assets except to secure borrowings described in policy (3) above and in amounts not exceeding 10% of the value of its assets.


               (B) Invest more than 5% of its assets at the time of purchase in the securities of any one issuer (exclusive of securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities).

               (C) Purchase securities if such purchase would result in its owning more than 10% of the outstanding voting securities of any one issuer at the time of purchase.

               (D) Invest in securities of companies which have a record, together with their predecessors, of less than five years of continuous operation.

               (E) Purchase or hold securities of any company if, to its knowledge, those General Partners of the Fund and those directors and officers above the level of Senior Vice President of its investment adviser beneficially owning more than 1/2 of 1% of the securities of that company, together own beneficially more than 5% of the securities of such company taken at market value.

               (F) Purchase the securities of other investment companies except that the Fund has accepted for exchange shares of common stock of Coca-Cola International Corporation in accordance with the limitations imposed by the 1940 Act.

               (G) Purchase oil, gas or other mineral leases or partnership interests in oil, gas or other mineral exploration programs.

               (H) Knowingly purchase or otherwise acquire any equity or debt securities which are subject to legal or contractual restrictions on resale if, as a result thereof, more than 10% of the value of its assets would be invested in such securities.

               (I) Invest in companies for the purpose of exercising control or management.

               Any investment policy or restriction in these policies (1)-(9) that involves a maximum percentage of securities or assets, with the exception of liquidity and borrowing determinations, shall not be considered to be violated unless an excess over the percentage occurs immediately after an acquisition of securities or utilization of assets and results therefrom.

               The Fund's investment policies which are not deemed fundamental and may be changed without shareholder approval are as follows:

               The Fund does not intend to engage in any significant degree in short-term trading. Portfolio turnover is not expected to exceed 15%, although the Fund reserves the right to exceed this turnover rate. The tax consequences of a sale of portfolio securities will be considered prior to a sale, but sales will be effected when the investment adviser believes a sale would be in the best interests of the Fund's shareholders even though capital gains will be realized.

               The Fund will not sell securities covered by outstanding options and will endeavor to liquidate its position as an option writer in a closing purchase transaction rather than by delivering portfolio securities upon exercise of the option.


               In connection with policy (5) above, the Securities and Exchange Commission (the "SEC") considers a concentration to mean 25% or more in any one industry.


     (d)  Inapplicable.

     (e)  Portfolio Turnover.

          For the fiscal years ended December 31, 2005 and December 31, 2006, the Fund's portfolio turnover rates were 0.82% and 0.99%, respectively.



     (f) Disclosure of Portfolio Holdings. The Board of Managing General Partners has not adopted formal policies and procedures with respect to disclosure of portfolio holdings due to the nature of the Fund. Disclosure to providers of auditing, custody, proxy voting and other similar services for the Fund will generally be permitted; however, information may be disclosed to other third parties only upon approval by the Chief Compliance Officer ("CCO"), who must first determine that the Fund has a legitimate business purpose for doing so. In general, each recipient of non-public portfolio holdings information must sign a confidentiality and non-trading agreement, although this requirement will not apply when the recipient is otherwise subject to a duty of confidentiality as determined by the CCO. The identity of those recipients who receive non-public portfolio holdings information on an ongoing basis is as follows: the investment adviser and its affiliates, the Fund's independent registered public accounting firm, the Fund's custodian, the Fund's legal counsel, the Fund's financial printer- currently, Bowne, and the Fund's proxy voting service-currently, Institutional Shareholder Service Inc. ("ISS"). These entities are obligated to keep such information confidential. Third-party providers of custodial or accounting services to the Fund may release non-public portfolio holdings information of the Fund only with the permission of Portfolio Representatives.

Item 12. Management of the Fund.

     (a) The Managing General Partners and officers of the Fund, their addresses, ages, principal occupations during the past five years and other affiliations are:


                                                                                      Number of
                                                                                     Portfolios
                                                                                      in Fund
                                                                                     Complex(1)
                                                                                      Overseen
                               Position with                                             by             Other
                                the Fund and       Principal Occupations During       Managing     Directorships(2)
                               Length of Time                 Past 5                   General     Held by Managing
   Name, Address and Age          Served          Years and Current Affiliations      Partners     General Partner
---------------------------   ---------------   ----------------------------------   ----------   -----------------
Interested Managing General
Partners
Richard C. Caldwell*          Managing          Advisory Director, PNC Florida,           1              None
c/o Edward J. Roach           General Partner   FSB; Advisory Director in
103 Bellevue Parkway          since 1997        Philadelphia and Southern New
Wilmington, DE 19809                            Jersey region for PNC Bank;
Age: 62                                         Consultant for PNC Florida;
                                                Chairman, Florida Advisory
                                                Council; formerly, President and
                                                Chief Executive Officer, PNC Bank
                                                FSB from May 1998 until July 1999;
                                                Director, JLC, Inc. since February
                                                1996 (investment holding company);
                                                Director, DR Inc. and Dingess-Rum
                                                Properties Inc. since April 1994
                                                (investment holding company).

Edward J. Roach*              Managing          Certified Public Accountant; Vice         1              None
103 Bellevue Parkway          General Partner   Chairman of the Board, Fox Chase
Wilmington, DE 19809          since 2000;       Cancer Center; Former Director,
Age: 82                       Chief             Biotrol USA, Inc.; President and
                              Compliance        Treasurer of The RBB Fund, Inc.;
                              Officer since     Director, The Bradford Funds,;Inc.
                              2004; President   until 2000.
                              since 2002;
                              Treasurer since
                              1981

Disinterested Managing
General Partners
Gordon L. Keen, Jr.           Managing          Former Senior Vice President, Law         1              None
c/o Edward J. Roach           General Partner   & Corporate Department, Airgas,
103 Bellevue Parkway          since 2006        Inc. (Radnor, PA-based distributor
Wilmington, DE 19809                            of industrial, medical and
Age: 62                                         specialty gases, and welding and
                                                safety equipment and

                                                                                      Number of
                                                                                     Portfolios
                                                                                      in Fund
                                                                                     Complex(1)
                                                                                      Overseen
                               Position with                                             by             Other
                                the Fund and       Principal Occupations During       Managing    Directorships(2)
                               Length of Time                 Past 5                   General     Held by Managing
   Name, Address and Age          Served          Years and Current Affiliations      Partners     General Partner
---------------------------   ---------------   ----------------------------------   ----------   -----------------
                                                supplies) from January 1992 to
                                                January 2006.

Langhorne B. Smith            Managing          President and Director, The               1              None
c/o Edward J. Roach           General Partner   Sandridge Corporation (private
103 Bellevue Parkway          since 1997        investment company); Director,
Wilmington, DE 19809                            Claneil Enterprises, Inc. (private
Age: 70                                         investment company). Retired.

David R. Wilmerding, Jr.      Managing          Chairman, Wilmerding & Associates        52              None
c/o Edward J. Roach           General Partner   (investment advisers); Director,
103 Bellevue Parkway          since 1976;       Beaver Management Corporation;
Wilmington, DE 19809          Chairman of the   Director, Mutual Fire Marine &
Age: 71                       Managing          Inland Insurance Co., Inc;
                              General           Director, People First, Inc. (bank
                              Partners since    holding company). Chairman, Coho
                              2006              Partners, Ltd. (investment
                                                advisers). Retired.

Officer
Michael P. Malloy             Secretary since   Secretary of Chestnut Street             N/A             N/A
Drinker Biddle & Reath LLP    2001              Exchange Fund; Partner in the law
One Logan Square                                firm of Drinker Biddle & Reath
18th and Cherry Streets                         LLP.
Philadelphia, PA 19103
Age: 47


----------
* Messrs. Caldwell and Roach are "interested persons" of the Fund as that term is defined in the 1940 Act. Mr. Caldwell owns stock of an affiliate of the adviser and Mr. Roach is an officer and employee of the Fund.

1. A Fund Complex means two or more investment companies that hold themselves out to investors as related companies for purposes of investment and investor services, or have a common investment adviser or have an investment adviser that is an affiliated person of the investment adviser of any of the other investment companies. Mr. Wilmerding also serves as Chairman of the BlackRock Funds(sm), and Mr. Roach serves as President and Treasurer of The RBB Fund, Inc.

2. Directorships of companies required to report to the SEC under the Securities Exchange Act of 1934, as amended (i.e., "public companies") or other investment companies registered under the 1940 Act.

     (b)(1) The business and affairs of the Fund are managed by its Managing General Partners.


     (b)(2) The Fund has established an Audit Committee, consisting of Messrs. Keen, Smith and Wilmerding, the Independent Managing General Partners. The Audit Committee annually considers the engagement and compensation of the Fund's independent registered public accounting firm, oversees the audit process and reviews with the auditors the scope and results of the audit of the Fund's financial statements. The Audit Committee held two meetings in 2006.


     (b)(3) Inapplicable.

     (b)(4)


                                                    Aggregate Dollar Range of Equity
                                                      Securities in All Registered
                                                     Investment Companies Overseen
                                                     By Managing General Partner in
    Name of Managing       Dollar Range of Equity               Family of
     General Partner       Securities in the Fund        Investment Companies(1)
------------------------   ----------------------   --------------------------------
Interested
Richard C. Caldwell             $1 - $10,000                  $1 - $10,000
Edward J. Roach               $10,001 - $50,000             $10,001 - $50,000

Disinterested
Gordon L. Keen, Jr.             $1 - $10,000                  $1 - $10,000
Langhorne B. Smith            $10,001 - $50,000             $10,001 - $50,000
David R. Wilmerding, Jr.        $1 - $10,000                  $1 - $10,000


1. A Family of Investment Companies means two or more investment companies that hold themselves out to investors as related companies for purposes of investment and investor services and have a common investment adviser or have an investment adviser that is an affiliated person of the investment adviser of any of the other investment companies. The Chestnut Street Exchange Fund is not a member of a Family of Investment Companies.




     (b)(5) Inapplicable.

     (b)(6) Inapplicable.

     (b)(7) Inapplicable.

     (b)(8) Inapplicable.

     (b)(9) Inapplicable.

     (c) The Fund pays each Managing General Partner at the rate of $10,000 annually, and pays the Chairman an additional $8,000 annually. The Fund pays the President and Treasurer of the Fund at the rate of $24,000 per year, payable monthly. The Fund pays the Chief Compliance Officer an additional $6,000 annually. Prior to August 1, 1999, Mr. Caldwell, was an employee of PNC Bank and its affiliates, and did not receive fees as a Managing General Partner. Effective January 1, 2000, Mr. Caldwell was compensated at the same level as the other Managing General Partners. In addition to the compensation he receives as a Managing General Partner, Mr. Roach receives $30,000 annually as compensation for his duties as President, Treasurer and Chief Compliance Officer and is eligible for retirement benefits. The following table provides information concerning the compensation of each of the Fund's Managing General Partners for services rendered during the Fund's last fiscal year ended December 31, 2006:



                                                                             Estimated
                                 Aggregate      Pension or Retirement     Annual Benefits    Total Compensation
      Name of Person/           Compensation   Benefits Accrued as Part        Upon            from the Fund
          Position             From the Fund       of Fund Expenses         Retirement      and Fund Complex(1)
----------------------------   -------------   ------------------------   ---------------   -------------------
Interested
Richard C. Caldwell               $10,000                N/A                    N/A                $10,000
Managing General Partner
Edward J. Roach                   $40,000                N/A                    N/A                $83,000
President, Treasurer,
Chief Compliance Officer and
Managing General Partner
Disinterested
Robert R. Fortune(2)              $ 5,750                N/A                    N/A                $5,750
Managing General Partner
Gordon L. Keen, Jr.               $ 2,500                N/A                    N/A                $2,500
Managing General Partner
Langhorne B. Smith                $10,000                N/A                    N/A                $10,000
Managing General Partner
David R. Wilmerding, Jr.          $14,000                N/A                    N/A                $183,200
Chairman of the
Managing General Partners


----------
1. A Fund Complex means two or more investment companies that hold themselves out to investors as related companies for purposes of investment and investor services, or have a common investment adviser or have an investment adviser that is an affiliated person of the investment adviser of any of the other investment companies. Mr. Wilmerding also serves as a Trustee to the BlackRock Funds(sm), and Mr. Roach serves as President and Treasurer of The RBB Fund, Inc.


2. Mr. Fortune served as a Managing General Partner for the Fund until April 25, 2006.



          The Fund has a retirement plan for eligible employees. For the fiscal year ended December 31, 2006, the Fund contributed a total of $3,000 to the retirement plan, and, based upon prior practice, it may be anticipated that the Fund will contribute to the retirement plan during the current fiscal year an amount equal to 10% of the compensation of retirement plan participants for the year. Such contribution, based upon annual rates of compensation now in effect, would approximate $3,000.

            Under the retirement plan, each participant is entitled to his or her vested portion of the contributions made by the Fund based upon his or her compensation.

     (d)    Inapplicable.


     (e) Codes of Ethics. The Fund and BCM have adopted codes of ethics under Rule 17j-1 of the 1940 Act that (i) establish procedures for personnel with respect to personal investing; (ii) prohibit or restrict certain transactions that may be deemed to create a conflict of interest between personnel and the Fund; and (iii) permit personnel to invest in securities that may be purchased or held by the Fund.


     (f)    Proxy Voting Policies and Procedures.


            The Fund has delegated proxy voting responsibilities to the Adviser and its affiliates, subject to the general oversight of the Fund's Board of Managing General Partners. The Fund expects the Adviser and its affiliates to vote proxies related to the Fund's portfolio securities for which the Fund has voting authority consistent with the Fund's best interests. The Adviser has adopted its own proxy voting policies and procedures (the "Proxy Voting Procedures") to be used in voting the Fund's proxies, which are summarized below.



            Pursuant to these Proxy Voting Procedures, the Adviser's primary objective when voting proxies is to make proxy voting decisions solely in the best interests of the Fund and its partners, and to act in a manner that the Adviser believes is most likely to enhance the economic value of the securities held by the Fund. The Proxy Voting Procedures are designed to ensure that the Adviser considers the interests of its clients, including the Fund, and not the interests of the Adviser, when voting proxies and that real (or perceived) material conflicts that may arise between the Adviser's interest and those of the Adviser's clients are properly addressed and resolved. In order to implement the Proxy Voting Procedures, the Adviser's Equity Investment Policy Oversight Committee (the "Committee") addresses proxy voting issues. The Committee is comprised of senior members of the Adviser's Portfolio Management Group and advised by its Legal and Compliance Department.



            The Committee determines how to vote the proxies of all clients, including the Fund, that have delegated proxy voting authority to the Adviser and seeks to ensure that all votes are consistent with the best interests of those clients and are free from unwarranted and inappropriate influences. The Committee establishes general proxy voting policies for the Adviser and is responsible for determining how those policies are applied to specific proxy votes, in light of each issuer's unique structure, management, strategic options and, in certain circumstances, probable economic and other anticipated consequences of alternate actions. In so doing, the Committee may determine to vote a particular proxy in a manner contrary to its generally stated policies. In addition, the Committee will be responsible for ensuring that all reporting and recordkeeping requirements related to proxy voting are fulfilled.



            The Committee may determine that the subject matter of a recurring proxy issue is not suitable for general voting policies and requires a case-by-case determination. In such cases, the Committee may elect not to adopt a specific voting policy applicable to that issue. The Adviser believes that certain proxy voting issues require investment analysis - such as approval of mergers and other significant corporate transactions - akin to investment decisions, and are, therefore, not suitable for general guidelines. The Committee may elect to adopt a common position for the Adviser on certain proxy votes that are akin to investment decisions, or determine to permit the portfolio manager to make individual decisions on how best to maximize economic value for the Fund (similar to normal buy/sell investment decisions made by such portfolio manager). While it is expected that the Adviser will generally seek to vote proxies over which the Adviser exercises voting authority in a uniform manner for all the Adviser's clients, the Committee, in conjunction with the Fund's portfolio manager, may determine that the Fund's specific circumstances require that its proxies be voted differently.



            To assist the Adviser in voting proxies, the Committee has retained Institutional Shareholder Services ("ISS"). ISS is an independent adviser that specializes in providing a variety of fiduciary-level proxy-related services to institutional investment advisers, plan sponsors, custodians, consultants, and other institutional investors. The services provided to the Adviser by ISS include in-depth research, voting recommendations (although the Adviser is not obligated to follow such recommendations), vote execution, and recordkeeping. ISS will also assist the Fund in fulfilling its reporting and recordkeeping obligations under the Investment Company Act. The Adviser's Proxy Voting Procedures also address special circumstances that can arise in connection with proxy voting. For instance, under the Proxy Voting Procedures, the Adviser generally will not seek to vote proxies related to portfolio securities that are on loan, although it may do so under certain circumstances. In addition, the Adviser will vote proxies related to securities of foreign issuers only on a best efforts basis and may elect not to vote at all in certain countries where the Committee determines that the costs associated with voting generally outweigh the benefits. The Committee may at any time override these general policies if it determines that such action is in the best interests of the Fund. From time to time, the Adviser may be required to vote proxies in respect of an issuer where an affiliate of the Adviser (each, an "Affiliate"), or a money management or other client of the Adviser, including investment companies for which the Adviser provides investment advisory, administrative and/or other services (each, a "Client"), is involved. The Proxy Voting Procedures and the Adviser's adherence to those procedures are designed to address such conflicts of interest. The Committee intends to strictly adhere to the Proxy Voting Procedures in all proxy matters, including matters involving

            Affiliates and Clients. If, however, an issue representing a non-routine matter that is material to an Affiliate or a widely known Client is involved such that the Committee does not reasonably believe it is able to follow its guidelines (or if the particular proxy matter is not addressed by the guidelines) and vote impartially, the Committee may, in its discretion for the purposes of ensuring that an independent determination is reached, retain an independent fiduciary to advise the Committee on how to vote or to cast votes on behalf of the Adviser's clients.



            In the event that the Committee determines not to retain an independent fiduciary, or it does not follow the advice of such an independent fiduciary, the Committee shall consult with the Legal and Compliance Department.



            In addition to the general principles outlined above, the Adviser has adopted voting guidelines with respect to certain recurring proxy issues that are not expected to involve unusual circumstances. These policies are guidelines only, and the Adviser may elect to vote differently from the recommendation set forth in a voting guideline if the Committee determines that it is in the Fund's best interest to do so. In addition, the guidelines may be reviewed at any time upon the request of a Committee member and may be amended or deleted upon the vote of a majority of Committee members present at a Committee meeting at which there is a quorum.



            The Adviser has adopted specific voting guidelines with respect to the following proxy issues:



            - Proposals related to the composition of the board of directors of issuers other than investment companies. As a general matter, the Committee believes that a company's board of directors (rather than shareholders) is most likely to have access to important, nonpublic information regarding a company's business and prospects, and is, therefore, best-positioned to set corporate policy and oversee management. The Committee, therefore, believes that the foundation of good corporate governance is the election of qualified, independent corporate directors who are likely to diligently represent the interests of shareholders and oversee management of the corporation in a manner that will seek to maximize shareholder value over time.



            - Proposals related to the selection of an issuer's independent auditors. As a general matter, the Committee believes that corporate auditors have a responsibility to represent the interests of shareholders and provide an independent view on the propriety of financial reporting decisions of corporate management. While the Committee will generally defer to a corporation's choice of auditor, in individual cases, the Committee may look at an auditor's history of representing shareholder interests as auditor of other companies, to the extent the Committee deems relevant.

            - Proposals related to management compensation and employee benefits. As a general matter, the Committee favors disclosure of an issuer's compensation and benefit policies and opposes excessive compensation, but believes that compensation matters are normally best determined by an issuer's board of directors, rather than shareholders. Proposals to "micro-manage" an issuer's compensation practices or to set arbitrary restrictions on compensation or benefits will, therefore, generally not be supported.



            - Proposals related to requests, principally from management, for approval of amendments that would alter an issuer's capital structure. As a general matter, the Committee will support requests that enhance the rights of common shareholders and oppose requests that appear to be unreasonably dilutive.



            - Proposals related to requests for approval of amendments to an issuer's charter or by-laws. As a general matter, the Committee opposes poison pill provisions.



            - Proposals related to proxy issues associated solely with holdings of investment company shares. As with other types of companies, the Committee believes that a fund's board of directors (rather than its shareholders) is best positioned to set fund policy and oversee management. However, the Committee opposes granting boards of directors authority over certain matters, such as changes to a fund's investment objective, which the Investment Company Act envisions will be approved directly by shareholders.



            - Proposals related to limiting corporate conduct in some manner that relates to the shareholder's environmental or social concerns. The Committee generally believes that annual shareholder meetings are inappropriate forums for discussion of larger social issues, and opposes shareholder resolutions "micromanaging" corporate conduct or requesting release of information that would not help a shareholder evaluate an investment in the corporation as an economic matter. While the Committee is generally supportive of proposals to require corporate disclosure of matters that seem relevant and material to the economic interests of shareholders, the Committee is generally not supportive of proposals to require disclosure of corporate matters for other purposes.



            Information regarding how the Fund voted proxies, if any, relating to portfolio securities held in the Fund's portfolio for the most recent 12-month period ended June 30 is available, without charge, upon request, by calling (800) 852-4750 or by visiting the SEC's website at http://www.sec.gov.


Item 13.    Control Persons and Principal Holders of Securities.


     (a) Control Persons. As of April 1, 2007, no investor owned beneficially more than 25% of the Fund's outstanding equity securities.

     (b) Principal Holders. As of April 1, 2007, to the Fund's knowledge, there were no entities that may have owned beneficially more than 5% of the Fund's outstanding equity securities.



     (c) Management Ownership. As of April 1, 2007, all officers and Managing General Partners of the Fund as a group beneficially owned less than 1% of the Fund's outstanding equity securities.


Item 14.    Investment Advisory and Other Services.


     (a) Investment Adviser. Pursuant to an Investment Advisory Agreement dated September 29, 2006 (the "Advisory Agreement"), the Fund's investment adviser is BCM, located at 100 Bellevue Parkway, Wilmington, Delaware 19809. Prior to September 29, 2006, the investment advisers to the Fund were BFM and BIMC. BCM is an affiliate of BFM and BIMC and a wholly-owned subsidiary of BlackRock, Inc. ("BlackRock"). BlackRock's publicly traded affiliates include The PNC Financial Services Group, Inc., Merrill Lynch & Co., Inc. ("Merrill Lynch") and Anthracite, Inc. On September 29, 2006, BlackRock and Merrill Lynch Investment Managers ("MLIM"), the investment management business of Merrill Lynch, were combined to create a new independent company. The new company operates under the BlackRock name and is one of the world's largest asset management firms with over $1 trillion in assets under management. The combined company offers a full range of equity, fixed-income, cash management and alternative investment products with strong representation in both retail and institutional channels, in the United States and in non-U.S. markets. The new company has over 4,500 employees in 18 countries and a major presence in most key markets, including the United States, the United Kingdom, Asia, Australia, the Middle East and Europe.



            For the services provided by BCM and the expenses assumed by it under the Advisory Agreement, the Fund has agreed to pay BCM a fee, computed daily and payable monthly, at the annual rate of 4/10ths of 1% of the first $100,000,000 of the Fund's net assets, plus 3/10ths of 1% of the net assets exceeding $100,000,000.



            The Fund paid $974,813, $934,843 and $935,304 for investment advisory services for the years ended December 31, 2004, 2005 and 2006, respectively, to BCM (formerly, BIMC and BFM).


     (b)    Inapplicable.


     (c) BCM has agreed to bear all expenses incurred by it in connection with its activities other than the cost of securities (including brokerage commissions, if any) purchased for the Fund.

     (d)    Inapplicable.

     (e)    Inapplicable.

     (f)    Inapplicable.

     (g)    Inapplicable.

     (h)    Other Service Providers.


            The custodian of the Fund's portfolio securities is PFPC Trust Company, 8800 Tinicum Boulevard, 3rd Floor, Suite 200, Philadelphia, Pennsylvania 19153. The custodian has agreed to provide certain services as depository and custodian for the Fund. For its services, the custodian receives a percentage of the Fund's average gross assets, fees for particular transactions and reimbursement of out-of-pocket expenses. The custodian was paid $25,397, $26,289 and $25,425 for the years ended December, 31, 2004, 2005 and 2006, respectively.



            The Fund's transfer agent and dividend disbursing agent is PFPC, located at 760 Moore Road, King of Prussia, PA 19406. PFPC is an indirect, wholly-owned subsidiary of PNC Bank and an affiliate of BCM. For its services, the Fund paid PFPC fees equal to $15,300, $16,635 and $17,000 for the years ended December 31, 2004, 2005 and 2006, respectively.


            The Fund's independent registered public accounting firm is Briggs, Bunting & Dougherty, LLP, located at Two Penn Center Plaza, Suite 820, Philadelphia, Pennsylvania 19102. The following is a general description of the services performed by Briggs, Bunting & Dougherty, LLP: auditing and reporting upon financial statements; and reporting on internal control structure for inclusion in Form N-SAR.

Item 15.    Portfolio Managers


The information in this Item has been provided by BCM.



OTHER ACCOUNTS MANAGED BY THE PORTFOLIO MANAGERS



As of December 31, 2006, Andrew Damm managed or was a member of the management team for the following client accounts:

                                                                  Number of Accounts
                                                                    Subject to a       Assets Subject to a
Type of Account        Number of Accounts   Assets of Accounts     Performance Fee       Performance Fee
---------------        ------------------   ------------------   -------------------   -------------------
Registered
   Investment
   Companies                    1              $773 million               0                     --
Pooled Investment
   Vehicles Other
   Than Registered
   Investment
   Companies                    0                   --                    0                     --
Other Accounts                  0                   --                    0                     --



As of December 31, 2006, Jeffrey Lindsey managed or was a member of the management team for the following client accounts:



                                                                  Number of Accounts
                                                                     Subject to a      Assets Subject to a
Type of Account        Number of Accounts   Assets of Accounts     Performance Fee       Performance Fee
---------------        ------------------   ------------------   -------------------   -------------------
Registered
   Investment
   Companies                    5              $1.35 billion              0                     --
Pooled Investment
   Vehicles Other
   Than Registered
   Investment
   Companies                    0                   --                    0                     --
Other Accounts                  7              $ 829 million              0                     --



As of December 31, 2006, Edward Dowd managed or was a member of the management team for the following client accounts:



                                                                  Number of Accounts
                                                                     Subject to a      Assets Subject to a
Type of Account        Number of Accounts   Assets of Accounts     Performance Fee       Performance Fee
---------------        ------------------   ------------------   -------------------   -------------------
Registered
   Investment
   Companies                    5              $1.35 billion              0                     --
Pooled Investment
   Vehicles Other
   Than Registered
   Investment
   Companies                    0                   --                    0                     --
Other Accounts                  7               $829 million              0                     --

BCM has built a professional working environment, firm-wide compliance culture and compliance procedures and systems designed to protect against potential incentives that may favor one account over another. BCM has adopted policies and procedures that address the allocation of investment opportunities, execution of portfolio transactions, personal trading by employees and other potential conflicts of interest that are designed to ensure that all client accounts are treated equitably over time. Nevertheless, BCM furnishes investment management and advisory services to numerous clients in addition to the Fund, and BCM may, consistent with applicable law, make investment recommendations to other clients or accounts (including accounts which are hedge funds or have performance or higher fees paid to BCM, or in which portfolio managers have a personal interest in the receipt of such fees), which may be the same as or different from those made to the Fund. In addition, BCM, its affiliates and any officer, director, stockholder or employee may or may not have an interest in the securities whose purchase and sale BCM recommends to the Fund. BCM, or any of its affiliates, or any officer, director, stockholder, employee or any member of their families may take different actions than those recommended to the Fund by BCM with respect to the same securities. Moreover, BCM may refrain from rendering any advice or services concerning securities of companies of which any of BCM's (or its affiliates') officers, directors or employees are directors or officers, or companies as to which BCM or any of its affiliates or the officers, directors and employees of any of them has any substantial economic interest or possesses material non-public information. Each portfolio manager also may manage accounts whose investment strategies may at times be opposed to the strategy utilized for the Fund. In this connection, it should be noted that certain BCM portfolio managers manage accounts that are subject to performance fees. In addition, certain BCM portfolio managers who assist in managing hedge funds may be entitled to receive a portion of any incentive fees earned on such funds, and a portion of such incentive fees may be voluntarily or involuntarily deferred. Additional portfolio managers may in the future manage other such accounts or funds and may be entitled to receive incentive fees.



As a fiduciary, BCM owes a duty of loyalty to its clients and must treat each client fairly. When BCM purchases or sells securities for more than one account, the trades must be allocated in a manner consistent with its fiduciary duties. BCM attempts to allocate investments in a fair and equitable manner among client accounts, with no account receiving preferential treatment. To this end, BCM has adopted a policy that is intended to ensure that investment opportunities are allocated fairly and equitably among client accounts over time. This policy also seeks to achieve reasonable efficiency in client transactions and provide BCM with sufficient flexibility to allocate investments in a manner that is consistent with the particular investment discipline and client base.


PORTFOLIO MANAGER COMPENSATION


          BCM's financial arrangements with its portfolio managers, its competitive compensation and its career path emphasis at all levels reflect the value senior management places on key resources. Compensation may include a variety of components and may vary from year to year based on a number of factors. The principal components of compensation include a base salary, a discretionary bonus, participation in various benefits programs and one or more of the incentive compensation programs established by BCM such as its Long-Term Retention and Incentive Plan and Restricted Stock Program.

          BASE COMPENSATION. Generally, portfolio managers receive base compensation based on their seniority and/or their position with the firm.

          DISCRETIONARY COMPENSATION. In addition to base compensation, portfolio managers may receive discretionary compensation, which can be a substantial portion of total compensation. Discretionary compensation can include a discretionary cash bonus as well as one or more of the following:


     Long-Term Retention and Incentive Plan ("LTIP") -- The LTIP is a long-term incentive plan that seeks to reward certain key employees. The plan provides for the grant of awards that are expressed as an amount of cash that, if properly vested and subject to the attainment of certain performance goals, will be settled in cash and/or in BlackRock, Inc. common stock. Messrs. Damm, Lindsey and Dowd have received awards under the LTIP.



     Deferred Compensation Program -- A portion of the compensation paid to each portfolio manager may be voluntarily deferred by the portfolio manager into an account that tracks the performance of certain of the firm's investment products. Each portfolio manager is permitted to allocate his deferred amounts among various options, including to certain of the firm's hedge funds and other unregistered products. In addition, prior to 2005, a portion of the annual compensation of certain senior managers was mandatorily deferred in a similar manner for a number of years. Beginning in 2005, a portion of the annual compensation of certain senior managers, including Messrs. Damm, Lindsey and Dowd, is paid in the form of BlackRock, Inc. restricted stock units which vest ratably over a number of years.



     Options and Restricted Stock Awards -- While incentive stock options are not currently being awarded to BCM employees, BlackRock, Inc. previously granted stock options to key employees, including certain portfolio managers who may still hold unexercised or unvested options. BlackRock, Inc. also has a restricted stock award program designed to reward certain key employees as an incentive to contribute to the long-term success of BCM. These awards vest over a period of years. Mr. Damm has been granted stock options in prior years and Mr. Lindsey participates in BlackRock Inc.'s restricted stock program.



     Incentive Savings Plans -- BlackRock, Inc. has created a variety of incentive savings plans in which BCM employees are eligible to participate, including a 401(k) plan, the BlackRock Retirement Savings Plan ("RSP") and the BlackRock Employee Stock Purchase Plan ("ESPP"). The employer contribution components of the RSP include a company match equal to 50% of the first 6% of eligible pay contributed to the plan capped at $4,000 per year, and a company retirement contribution equal to 3% of eligible compensation, plus an additional contribution of 2% for any year in which BCM has positive net operating income. The RSP offers a range of investment options, including registered investment companies managed by the firm. Company contributions follow the investment direction set by participants for their own contributions or, absent employee investment direction, are invested into a stable value fund. The ESPP allows for investment in BCM common stock at a 5% discount on the fair market value of the stock on the purchase date. Annual participation in the ESPP is limited to the purchase of 1,000 shares or a dollar value of $25,000. Each portfolio manager is eligible to participate in these plans.



Annual incentive compensation for each portfolio manager is a function of several components: the performance of BlackRock, Inc., the performance of the portfolio manager's group within BCM, the investment performance, including risk-adjusted returns, of the firm's assets under management or supervision by that portfolio manager relative to predetermined benchmarks, and the individual's teamwork and contribution to the overall performance of these portfolios and BCM. Unlike many other firms, portfolio managers at BCM compete against benchmarks rather than each other. In most cases, including for the portfolio managers of the Fund, these benchmarks are the same as the benchmark or benchmarks against which the performance of the Fund or other accounts are measured. A group of BlackRock, Inc.'s officers determines the benchmarks against which to compare the performance of funds and other accounts managed by each portfolio manager. With respect to the Fund's portfolio managers, such benchmarks include the following:



                                                       BENCHMARKS APPLICABLE
PORTFOLIO MANAGER             FUND(S) MANAGED             TO EACH MANAGER
-----------------      -----------------------------   ---------------------
Andrew Damm, CFA       Chestnut Street Exchange Fund   S&P 500 Index
Jeffrey Lindsey, CFA   Chestnut Street Exchange Fund   S&P 500 Index
Edward Dowd            Chestnut Street Exchange Fund   S&P 500 Index



The group of BlackRock, Inc.'s officers then makes a subjective determination with respect to the portfolio manager's compensation based on the performance of the funds and other accounts managed by each portfolio manager relative to the various benchmarks. Senior portfolio managers who perform additional management functions within BCM may receive additional compensation for serving in these other capacities.



SECURITIES OWNERSHIP OF THE PORTFOLIO MANAGERS



As of December 31, 2006, the end of the Fund's most recently completed fiscal year, the dollar range of securities beneficially owned by each portfolio manager in the Fund is shown below:



                                                       DOLLAR RANGE OF EQUITY
                                                       SECURITIES OF THE FUND
PORTFOLIO MANAGER             FUND(S) MANAGED                 OWNED(1)
-----------------      -----------------------------   ----------------------
Andrew Damm, CFA       Chestnut Street Exchange Fund   None
Jeffrey Lindsey, CFA   Chestnut Street Exchange Fund   None
Edward Dowd            Chestnut Street Exchange Fund   None



----------
 (1) Includes securities attributable to the portfolio manager's participation in certain deferred compensation and retirement programs.

Item 16.    Brokerage Allocation and Other Practices.


     (a) The Fund effects transactions in portfolio securities through brokers and dealers. The Fund paid aggregate brokerage commissions of $7,660, $5,557 and $3,452 for the years ended December 31, 2004, 2005 and 2006, respectively.


     (b)    Inapplicable.


     (c) In placing orders with brokers and dealers for purchases and sales of securities, BCM attempts to obtain the best net price and the most favorable execution of its orders. In seeking best execution, BCM uses its best judgment to evaluate the terms of a transaction, giving consideration to all relevant factors including the nature of the transaction and of the markets for the security, the financial condition and execution and settlement capabilities of the broker-dealer, and the reasonableness of any brokerage commission. Where the terms of a transaction are comparable, BCM may give consideration to firms which supply investment research, statistical and other services to the Fund or to BCM, although there are no agreements to that effect with any such firm. Research and statistical material furnished by brokers without cost to BCM may tend to benefit the Fund or other clients of BCM by improving the quality of advice given.


     (d)    Inapplicable.

     (e)    Inapplicable.

Item 17.    Capital Stock and Other Securities.

     (a) The Fund has one class of partnership interest, no par value (the "Shares"). All Shares are entitled to participate equally in distributions declared by the Board of Managing General Partners. Each full Share entitles the record holder thereof to one full vote, and each fractional Share to a fractional vote, on all matters submitted to the shareholders. Partners are not entitled to cumulative voting in elections for the Managing General Partners. Each Share has equal liquidation rights. There are no pre-emptive rights or conversion rights.

            The Fund is a limited partnership formed under The California Revised Limited Partnership Act of California. Limited Partners generally are not personally liable for liabilities of the Fund. However, it is possible that the existence or exercise by the Limited Partners of the voting rights provided in the Partnership Agreement might subject the Limited Partners to liability as General Partners under the laws of California or other states. If the Fund were unable to pay its liabilities, recipients of distributions from the Fund could be liable to certain creditors of the Fund to the extent of such distributions, plus interest. The Fund believes that, because of the nature of the Fund's business, the assets and insurance of the Fund and of the General Partners, and the Fund's ability to contract with third parties to prevent recourse by the party against a Limited Partner, it is unlikely that Limited Partners will receive distributions which have to be returned or that they will be subject to liability as General Partners. In the event that a Limited Partner should be found to be liable as a General Partner, then, to the extent the assets and insurance of the Fund and of the General Partners were insufficient to reimburse a Limited Partner, he would be required to personally satisfy claims of creditors against the Fund. The rights of the holders of Shares may not be modified otherwise than by the vote of a majority of outstanding shares.

     (b)    Inapplicable.

Item 18.    Purchase, Redemption, and Pricing of Shares.

     (a)    Inapplicable.

     (b)    Inapplicable.

     (c)    See Item 6(a).

     (d)    Inapplicable.

     (e)    Inapplicable.

Item 19.    Taxation of the Fund.


            The following summarizes certain additional U.S. Federal income tax considerations generally affecting the Fund that are not discussed in the Prospectus. The discussions below and in the Prospectus are not intended as substitutes for careful tax planning, and do not address special rules applicable to certain classes of investors, such as tax-exempt entities, insurance companies, financial institutions and foreign investors. Each prospective partner is urged to consult his or her own tax adviser with respect to the specific federal, state, local and foreign tax consequences of investing in the Fund. The summary is based on the laws in effect on the date of this Statement of Additional Information, which are subject to change.


            Section 7704, which is also known as the publicly traded partnership rules, provides that, except in certain circumstances not relevant to the Fund, a publicly traded partnership is to be treated as a corporation for federal tax purposes. A publicly traded partnership is defined to include any partnership whose interests are (1) traded on an established securities market or (2) readily tradable on a secondary market (or the substantial equivalent thereof). The Fund is within the definition of a publicly traded partnership for federal tax purposes.

            The Fund has elected to be taxed as a RIC for federal income tax purposes. This election permits the Fund to receive pass-through tax treatment similar to that of a regular partnership (so long as the Fund meets certain requirements). In order to qualify as a RIC, the Fund has had to, and will continue to have to, comply with certain income, diversification and distribution requirements set forth in Subchapter M of Subtitle A, Chapter 1, of the Code. If the Fund elected not to be a RIC or failed to meet the RIC requirements, it would be taxed as a regular corporation without any deduction for distributions to partners and any distributions to its partners would be taxed as dividend income to the extent of the Fund's earnings and profits. The Fund intends to continue to be treated as a RIC for federal income tax purposes.



            Although the Fund was deemed a corporation for federal income tax purposes as of January 1, 1998 and elected, and intends to continue, to qualify as a RIC thereafter, the Fund expects that it will continue to be organized for all other purposes as a California limited partnership.


Item 20.    Underwriters.

            Inapplicable.

Item 21.    Calculation of Performance Data.

            Inapplicable.

Item 22.    Financial Statements.


            The audited financial statements, notes and related report of Briggs, Bunting & Dougherty, LLP, independent registered public accounting firm, contained in the Annual Report to partners for the fiscal years ended December 31, 2003, December 31, 2004, December 31, 2005 and December 31, 2006 are incorporated herein by reference. No other parts of the Fund's Annual Reports are incorporated herein by reference. The financial statements and notes thereto included in the Fund's Annual Report have been incorporated herein in reliance upon the report of Briggs, Bunting & Dougherty, LLP given on the authority of said firm as experts in accounting and auditing. A copy of the Fund's Annual Report may be obtained by writing to the Fund or by calling (302) 791-1112. The financial highlights included in the Annual Report for the fiscal year ended December 31, 2002 were audited by the Fund's former independent registered public accounting firm.

                            PART C. OTHER INFORMATION

Item 23.    Exhibits.

     (a) Amended and Restated Certificate and Agreement of Limited Partnership is incorporated herein by reference to Exhibit No. 1 of Amendment No. 21 to the Fund's Registration Statement on Form N-1A (File No. 811-2631) as filed with the Securities and Exchange Commission (the "SEC") on April 22, 1998 ("Amendment No. 21").

     (b)(1) Code of Regulations is incorporated herein by reference to Exhibit No. 2(a) of Amendment No. 19 to the Fund's Registration Statement on Form N-1A (File No. 811-2631) as filed with the SEC on April 26, 1996 ("Amendment No. 19").

     (b)(2) Amendment No. 1 to the Code of Regulations is incorporated herein by reference to Exhibit No. 2(b) of Amendment No. 19.

     (c) See Articles IV, V, VI, VII and VIII of the Amended and Restated Certificate and Agreement of Limited Partnership, which is incorporated herein by reference to Exhibit No. 1 of Amendment No. 21, and Articles II, V and VI of the Code of Regulations, which is incorporated herein by reference to Exhibit No. 2(a) of Amendment No. 19.


     (d)    Advisory Agreement dated September 29, 2006 is filed herewith.


     (e)    Inapplicable.

     (f)(1) Amended and Restated Fund Office Retirement Profit-sharing Plan and Trust Agreement dated January 1, 1998 is incorporated herein by reference to Exhibit No. 7 of Amendment No. 21.

     (f)(2) Amendment No. 1 to Amended and Restated Fund Office Retirement Profit Sharing Plan and Trust Agreement, dated October 24, 2002 is incorporated by reference to Exhibit (f)(2) to the Fund's Registration Statement on Form N-1A (File No. 811-2631) as filed with the SEC on April 30, 2003 ("Amendment No. 26").


     (f)(3) Amendment No. 2 to Amended and Restated Fund Office Retirement Profit Sharing Plan and Trust Agreement, dated December 18, 2003 is incorporated by reference to Exhibit (f)(3) to the Fund's Registration Statement on Form N-1A (File No. 811-2631) as filed with the SEC on April 29, 2004 ("Amendment No. 27").



     (f)(4) Amendment No. 3 to Amended and Restated Fund Office Retirement Profit Sharing Plan and Trust Agreement, dated September 12, 2005, is incorporated by reference to Exhibit (f)(4) to the Fund's Registration Statement on Form N-1A (File

            No. 811-2631) as filed with the SEC on April 28, 2006 ("Amendment No. 29").


     (g) Custodian Services Agreement dated July 30, 2001 is incorporated herein by reference to Exhibit (g) of Amendment No. 25 to the Fund's Registration Statement on Form N-1A (File No. 811-2631) as filed with the SEC on April 30, 2002 ("Amendment No. 25").

     (h)(1) Transfer Agency Agreement dated August 1, 1984 is incorporated herein by reference to Exhibit (h)(1) of Amendment No. 22.

     (h)(2) Amendment No. 1 dated July 31, 1986 to the Transfer Agency Agreement is incorporated herein by reference to Exhibit (h)(2) of Amendment No. 22.

     (i)    Inapplicable.

     (j)    Consent of Briggs, Bunting & Dougherty, LLP.

     (k)    Inapplicable.

     (l)(1) Agreement dated September 15, 1976 relating to Initial Capitalization is incorporated herein by reference to Exhibit No. 13(a) of Amendment No. 19.

     (l)(2) Amendment No. 1 to Agreement dated September 15, 1976 relating to Initial Capitalization is incorporated herein by reference to Exhibit No. 13(b) of Amendment No. 19.

     (m)    Inapplicable.

     (n)    Inapplicable.

     (o)    Inapplicable.


     (p)(1) Amended Code of Ethics of the Fund, dated March 10, 2006, is incorporated herein by reference to Exhibit (p)(1) of Amendment No. 29.



     (p)(2) Code of Ethics of BCM dated September 30, 2006 is filed herewith.


Item 24.    Persons Controlled by or under Common Control with the Fund.

            Inapplicable.

Item 25.    Indemnification.

            Indemnification of the Fund's Transfer Agent against certain stated liabilities is provided for in Section 16 of the Transfer Agency Agreement, which is incorporated herein by reference to Exhibit
            (h)(1) of Amendment No. 22.

            The Fund has obtained from a major insurance carrier a director's and officers' liability policy covering certain types of errors and omissions.

            Section 3.6 of Article III of the Fund's Amended and Restated Certificate and Agreement of Limited Partnership, which is incorporated herein by reference to Exhibit No. 1 of Amendment No. 21, and Section 3.13 of Article III of the Fund's Code of Regulations, which is incorporated herein by reference to Exhibit No. 2(a) of Amendment No. 19, each provide for the indemnification of the Fund's Managing General Partners and officers.

Item 26.    Business and Other Connections of Investment Adviser.


            The information required by this Item 26 with respect to each director, officer and partner of BCM is incorporated by reference to Schedules A and D of Form ADV filed by BCM with the SEC pursuant to the Investment Advisers Act of 1940, as amended (the "Advisers Act") (SEC File No. 801-57038).


Item 27.    Principal Underwriters.

            Inapplicable.

Item 28.    Location of Accounts and Records.


     (1) BlackRock Capital Management, Inc., 100 Bellevue Parkway, Wilmington, Delaware 19809 (records relating to its function as investment adviser).



     (2) PFPC Inc., 760 Moore Road, King of Prussia, PA 19406 (records relating to its functions as transfer agent and dividend disbursing agent).



     (3) PFPC Trust Company, 8800 Tinicum Boulevard, 3rd Floor, Suite 200, Philadelphia, Pennsylvania 19153(records relating to its function as custodian).



     (4) Drinker Biddle & Reath LLP, One Logan Square, 18th and Cherry Streets, Philadelphia, Pennsylvania 19103-6996 (charter, by-laws and minute books).


Item 29.    Management Services.

            Inapplicable.

Item 30.    Undertakings.

            Inapplicable.

                                    SIGNATURE


     Pursuant to the requirements of the Investment Company Act of 1940, the Fund has duly caused this Amendment No. 30 to its Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Wilmington, and State of Delaware, on the 27th day of April, 2007.


                                        CHESTNUT STREET EXCHANGE FUND


                                        By: /s/ Edward J. Roach
                                            ------------------------------------
                                            Edward J. Roach
                                            President, Treasurer,
                                            Chief Compliance Officer and
                                            Managing General Partner

                                  EXHIBIT INDEX


Exhibit   Description
-------   -----------
(d)       Advisory Agreement dated September 29, 2006 between Chestnut Street
          Exchange Fund and BlackRock Capital Management, Inc.

(j)       Consent of Briggs, Bunting & Dougherty, LLP.

(p)(2)    Code of Ethics for BlackRock Capital Management, Inc.